Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Reports Third Quarter 2007 Financial Results and Highlights

MOUNTAIN VIEW, Calif., November 9, 2007 — VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced its financial results and highlights for the third quarter of 2007.

Third Quarter 2007 Results

Total revenue for the third quarter of 2007 was $19.1 million, as compared to $4.0 million for the third quarter of 2006.  The increase in revenue over the third quarter last year was primarily due to the recognition of $14.0 million in deferred license revenue earned from the sale of Evamist to K-V Pharmaceutical Company (“K-V”).  MUSE revenues in the quarter increased to $4.1 million from $3.9 million for the same period last year, primarily due to increases in both domestic and international shipments of MUSE.

On May 15, 2007, the Company closed its transaction with K-V for the sale of Evamist. At the time of the sale, Evamist was an investigational product and was not yet approved by the U.S. Food and Drug Administration (“FDA”) for marketing. The sale transaction contained multiple deliverables.  One of the remaining deliverables is a reciprocal license to improvements to the MDTS applicator. The reciprocal license expires on May 15, 2009. Under Generally Accepted Accounting Principals, all of the deliverables in this transaction are treated as one unit of accounting. Since the deliverables are treated as a single unit of accounting, the total cash received, $150 million, will be recognized as license revenue on a pro-rata basis over the term of the last deliverable, which in this case is the license to improvements that expires on May 15, 2009. As a result, the initial $10 million paid at closing and the $140 million paid upon FDA approval have been recorded as deferred revenue and will be recognized as license revenue ratably over the remaining 21.5-month term of the license to improvements.

License and other revenue will be significant on a quarterly basis until all of the revenue from the sale of Evamist is recognized, currently expected to be May 2009. Since the $150 million has been received and we have no related contingencies, the future recognition of license revenue and the corresponding reduction of deferred revenue related to the Evamist sale will have no impact on our cash flows from operations in future periods.

Net income for the third quarter of 2007 was $1.3 million or $0.02 per share, compared to a net loss of $6.2 million or $0.13 per share for the same period last year. The net income in the third quarter of 2007 as compared to the net loss in the third quarter of 2006 is primarily due to the recognition of the K-V deferred license revenue partially offset by an increase in operating expenses in the third quarter of 2007 as compared to the same period in 2006. The increase in operating expenses was attributable to spending related to our Qnexa development program and higher non-cash share-based compensation expenses.  For the third quarter of 2007, the share-based compensation expense under FAS 123R is $910,000 as compared to $547,000 in the same period last year. This amount has been allocated to cost of goods sold and manufacturing, research and development, and selling, general and administrative expenses, accordingly.

The company recorded a provision for income taxes of $4.4 million in the third quarter 2007.  The provision for income taxes includes $3.5 million of Federal and State taxes currently payable and a non-cash expense of $904,000 for tax benefits for employee stock options. For tax purposes, the entire $150 million of non-refundable payments received from K-V will be treated as revenue in 2007. The company will be able to utilize a majority of its net operating loss carryforwards (“NOL’s”) to offset potential tax liabilities generated from the inclusion of the K-V payments as revenues.  However, for 2007 the company is still subject to the U.S. alternative minimum tax (“AMT”) and certain state income taxes, where state NOL’s may have expired. The utilization of tax loss carryforwards is limited in the calculation of AMT and as a result a federal tax expense was included in the provision. The current AMT liability is available as a credit against future tax obligations upon the full utilization or expiration of our net operating loss carryforward.

Nine Month 2007 Results

For the nine-month period ending September 30, 2007, total revenues were $24.9 million, compared to $8.9 million for the same period in 2006. The increase in revenues is mainly due to the recognition of the K-V deferred license revenue.  MUSE revenues increased to $10.5 million from $8.6 million.  Net loss for the nine months ended September 30, 2007 was $12.7 million, or $0.22 per share, compared to a net loss of $20.8 million or $0.45 per share for the same period in 2006. The decrease in the net loss is primarily due to the recognition of the K-V deferred license revenue, increased MUSE revenues and interest income, partially offset by an increase in research and development expenses, income taxes and non-cash share-based compensation expense as compared to the first nine months of 2006. For the nine months ended September 30, 2007, the total share-based compensation expense under FAS 123R is $2.8 million, compared to $1.6 million for the same period last year.

VIVUS had cash, cash equivalents and available-for-sale securities of $189.0 million at September 30, 2007, as compared to $58.9 million at December 31, 2006.  The increase in cash, cash equivalents and available-for-sale securities of $130.1 million in the first nine months of 2007 consists of cash receipts of $150 million from K-V and $1.7 million from exercises of stock options, offset by the payoff of the Tanabe loan of $6.7 million, and cash used in operations and other cash uses of $14.9 million.

Third Quarter 2007 Highlights

•                                          Approval of Evamist — On July 27, 2007, the FDA approved the NDA for Evamist for the treatment of menopausal symptoms.  Upon approval, the company received a $140 million payment from K-V Pharmaceutical.  The company previously announced the sale of the Evamist rights to K-V in a transaction valued up to $180 million.

•                                          Completion of enrollment in Qnexa diabetes study — In September, enrollment in OB-202 was completed.  OB-202 is a six-month study in obese diabetics.  A total of 210 patients were enrolled at 10 centers.  The primary endpoint of the study is reduction in HbA1C.  Secondary endpoints will include, among others, reduction in weight, waist circumference, blood pressure and reduction in diabetic medications.  Results from this study are expected in the second quarter of 2008.

•                                          Selection of CRO for the phase 3 Qnexa studies — In September, the company entered into a master services agreement with Medpace.  Medpace was selected as the CRO for the pivotal phase 3 Qnexa studies based on their expertise in running obesity and metabolic studies.  The Medical Director of Medpace for this project is Dr. David Orloff, former director of the endocrine and metabolic division of the FDA, the division that will review the Qnexa NDA.

•                                          Completion of the SPA process for avanafil — The company completed the Special Protocol Assessment (“SPA”) for avanafil, an oral PDE5i for the treatment of erectile dysfunction.  An SPA is a regulatory procedure by which the FDA can provide advice on the current thinking at the FDA regarding the evaluation of issues related to the adequacy (e.g., design, conduct, analysis) of certain proposed studies associated with the development of products in human drug applications as defined in section 735(1) of the Federal Food, Drug, and Cosmetic Act (the Act) (21 U.S.C. 379g(1)) (PDUFA products). The advice given by the FDA is not binding. For more information about the Agency’s Special Protocol Assessment process see http://www.fda.gov/cder/guidance/3764fnl.htm

“The third quarter of 2007 was highlighted by the FDA approval of Evamist.  This approval represents a new era for VIVUS.  Evamist was licensed in 2004.  The pivotal trials were completed and the NDA submitted in 2006.  The rights were sold for $180 million.  We believe the cash received from the sale will likely completely fund the phase 3 studies of Qnexa. VIVUS is in a strong financial position,” stated Leland Wilson, president and chief executive officer of VIVUS. “Initiation of the pivotal phase 3 Qnexa studies is a major achievement for the company. The pivotal studies are designed to not only show efficacy but more importantly to demonstrate the safety necessary to gain approval by the FDA.”

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The pipeline includes: Qnexa™, which is in phase 3, for the treatment of obesity; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Note to Investors

As previously announced, VIVUS will hold a conference call to discuss the third quarter financial results today, November 9, 2007, beginning at 9:00 a.m. Eastern Time. You can listen to this call by dialing 1-866-202-3109 and outside the U.S. 1-617-213-8844, and entering passcode 66612840. A 30-day archive of the call can be accessed at http://ir.vivus.com/.

A replay of the conference call will be available beginning at 10:30 a.m. PT on November 9, 2007 through 10:30 a.m. ET on November 16, 2007. Access numbers for this replay are: 1-888-286-8010 (U.S./Canada) and 1-617-801-6888 (international). The access code for the replay is 69456684.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission.

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VIVUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
US product, net	$4,075	$3,348	$7,572	$6,948
International product	944	567	3,003	1,643
License and other revenue	14,069	116	14,300	347

Total revenue	19,088	4,031	24,875	8,938

Operating expenses:
Cost of goods sold and manufacturing	2,736	2,627	8,498	8,542
Research and development	8,644	4,301	15,610	11,162
Selling, general and administrative	3,691	3,510	11,988	10,678

Total operating expenses	15,071	10,438	36,096	30,382

Income (loss) from operations	4,017	(6,407)	(11,221)	(21,444)

Interest and other income, net	1,686	253	2,867	639

Income (loss) before provision for income taxes	5,703	(6,154)	(8,354)	(20,805)

Provision for income taxes	(4,382)	(6)	(4,394)	(18)

Net income (loss)	$1,321	$(6,160)	$(12,748)	$(20,823)

Net income (loss) per share:
Basic and diluted	$0.02	$(0.13)	$(0.22)	$(0.45)

Shares used in per share computation:
Basic	58,627	48,399	58,449	46,619
Diluted	59,492	48,399	58,449	46,619

VIVUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amount)

	September 30	December 31
	2007	2006*
	(unaudited)
Current assets:
Cash and cash equivalents	$161,208	$44,628
Available-for-sale securities	11,378	14,243
Accounts receivable, net	1,738	4,359
Inventories, net	3,262	3,327
Prepaid expenses and other assets	4,074	2,408
Total current assets	181,660	68,965
Property and equipment, net	7,619	8,549
Restricted cash	700	700
Available-for-sale securities, net of current	16,444	—
Total assets	$206,423	$78,214

Current liabilities:
Accounts payable	$5,431	$2,102
Deferred revenue-short term	84,315	594
Accrued and other liabilities	10,260	8,705
Total current liabilities	100,006	11,401

Notes payable	5,092	11,488
Deferred revenue-long term	54,164	2,185
Total liabilities	159,262	25,074

Commitments and contingencies

Stockholders’ equity:
Common stock; $.001 par value; shares authorized 200,000; shares outstanding58,653 at September 30, 2007;58,144 at December 31, 2006	59	58
Additional paid-in capital	227,283	221,744
Accumulated other comprehensive income (loss	12	(11)
Accumulated deficit	(180,193)	(168,651)
Total stockholders’ equity	47,161	53,140
Total liabilities and stockholders’ equity	$206,423	$78,214

* The Condensed Consolidated Balance Sheet at December 31, 2006 has been derived from the Company’s audited financial statements at that date.